Exhibit 99.1

Edesa Biotech to Receive Up To C$23 Million in Funding from Federal Government

TORONTO, ON / ACCESSWIRE / October 12, 2023 / Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on inflammatory and immune-related diseases, has secured a commitment of up to C$23 million from the Government of Canada for a pivotal Phase 3 clinical study of the company’s first-in-class therapeutic candidate.

Edesa’s experimental drug, called EB05 (paridiprubart), represents a new class of emerging therapies called Host-Directed Therapeutics (HDTs) that are designed to modulate the body's own immune response when confronted with infectious diseases or even chemical agents. Importantly, these therapies are agnostic to the causal agent and can be stockpiled preemptively for seasonal outbreaks and unexpected emergencies and threats.

“This project has the potential to increase survival rates, reduce ICU costs and improve outcomes for critically ill patients,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech. “With this validation and the continued support from the federal government, we believe we are in a position to accelerate research, expand our reach to more hospitals and move another significant step closer to commercialization.”

Edesa’s current project builds on the success of a government-supported Phase 2 clinical study completed during the pandemic which demonstrated that paridiprubart reduced mortality by 84% among critically ill patients with a severe form of respiratory disease called Acute Respiratory Distress Syndrome (ARDS). A parallel in vitro study at the University of Toronto also demonstrated recently that paridiprubart inhibits inflammation from influenza and other pathogens.

“We are proud of our track record of delivering successful results on time and on budget for our government-supported projects,” said Dr. Nijhawan. “The development of breakthrough medicines – especially in the critical care fields – is key to building a strong biopharma sector, creating jobs and most importantly improving patient outcomes at home and abroad. We are honored to be a part of these efforts.”

The Honorable François-Philippe Champagne, Minister of Innovation, Science and Industry said that the Strategic Innovation Fund (SIF) funding announced today is part of the government's plan to grow a strong and competitive life sciences sector, and ensure the nation’s readiness for future pandemics or other health emergencies.

“This project is a prime example of Canada's determination to the development of the next generation of medicine, while creating good jobs and securing long-term economic growth,” said Minister Champagne.

Edesa intends to use the SIF funding toward study expenses, including hospital and physician expenditures, as well as scale-up of commercial drug product should the development program be successful. Funding is provided under the federal government’s Strategic Innovation Fund (SIF) following a competitive review process.

Additional information regarding the funding are outlined in the company’s Current Report on Form 8-K, which Edesa expects to file with the U.S. Securities and Exchange Commission and on the SEDAR+ system in Canada.

About ARDS

ARDS involves an exaggerated immune response leading to inflammation and injury to the lungs that prevents the lungs from oxygenating blood and ultimately deprives the body of oxygen. For moderate to severe cases, there are currently few meaningful treatments, other than supplemental oxygen and mechanical ventilation, and patients suffer high mortality rates. In addition to virus-induced pneumonia, ARDS can be caused by smoke/chemical inhalation, sepsis, chest injury and other causes. Prior to the pandemic, ARDS accounted for 10% of intensive care unit admissions, representing more than 3 million patients globally each year.

About EB05 (Paridiprubart)

Paridiprubart is a first-in-class monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. This host-directed therapeutic (HDT) candidate inhibits toll-like receptor 4 (TLR4), a key immune signaling protein that has been shown to be activated both by viruses, like SARS-CoV2, SARS-CoV1 and Influenza, as well as in the pathogenesis of chronic autoimmune diseases.

About Phase 3 Clinical Study

Edesa’s Phase 3 study of EB05 (paridiprubart) is a multicenter, randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of EB05 in critical-care patients. The current protocol calls for treatment of ARDS subjects hospitalized with SARS-CoV2 infections who are on invasive mechanical ventilation, both with and without additional organ support. The primary endpoint is the mortality rate at 28 days. In addition to SARS-CoV2 induced ARDS, Edesa is currently exploring various approaches to evaluate EB05 in a general ARDS population.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. The Company’s most advanced drug candidate is EB05 (paridiprubart), a monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. Edesa is currently evaluating EB05 in a Phase 3 study as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. In addition, Edesa is developing an sPLA2 inhibitor, EB01 (daniluromer), as a topical treatment for chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The Company has also received regulatory approval to conduct a Phase 2 trial its EB06 monoclonal antibody as a treatment for vitiligo, a life-altering autoimmune disease that causes skin to lose its color in patches. Edesa is also planning to file an investigational new drug application for a future Phase 2 study of paridiprubart for systemic sclerosis (scleroderma), an autoimmune rheumatic disorder that causes fibrosis, (scarring/hardening) of skin and internal organs such as the lungs, heart and kidneys. Sign up for news alerts. Connect with us on Twitter and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as Covid-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact
Gary Koppenjan
Edesa Biotech, Inc.
(289) 800-9600
investors@edesabiotech.com